Exhibit 99.2

EFI ACQUIRES CRETAPRINT, EXPANDS INKJET FOCUS TO CERAMIC TILE PRINTING

Rapid growing and profitable tile imaging market to benefit from EFI’s proven technology

FOSTER CITY, California, Jan. 10, 2012 — EFI (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, today announced it has acquired privately-held Cretaprint S.L. based in Castellón, Spain, a leading developer of inkjet printers for ceramic tile printing.

“As evidenced by our record revenues, we are benefitting from strong traction in our industrial inkjet segment and are excited about expanding into the ceramic tile market, which represents a tremendous growth opportunity for EFI,” said Guy Gecht, CEO of EFI. “We have been tracking the swift transformation from analog to digital technology in tile imaging for quite some time, and have been deeply impressed with the fast growth and global leadership position of Cretaprint.”

“We are extremely excited to join EFI and look forward to leveraging EFI’s Silicon Valley high-tech DNA, inkjet expertise, workflow, and color management,” said Victor Blasco, CEO of Cretaprint. “EFI’s global presence will accelerate the adoption of our digital technology across the globe and especially in emerging markets.”

Industry analysts continue to project rapid growth in ceramic tile inkjet printing, as noted by Dr. Ray Work, Work Associates. “The tile industry is moving towards inkjet,” saind Dr. Work . “The financial incentives are so great that the entire industry is converting rapidly to inkjet. The ceramic tile manufacturer can pay back their investment in an inkjet digital press for ceramic tiles in as little as six months.” *

The Specialty Graphic Imaging Association (SGIA) conducts annual membership surveys. Their 2011 Industrial Printing Survey Report indicates that over 75 percent of its members utilize digital printing and also consider ceramic tile printing to be a strong market opportunity.

EFI will use its extensive knowledge of inkjet technology to enhance Cretaprint’s quality of output, software control, color management and more. EFI’s digital experience and award winning imaging technology in combination with Cretaprint’s leading ceramic tile printing will provide the industry with expanded offerings, superior workflow software and a worldwide support network that will expand Cretaprint’s reach worldwide.

EFI plans to strengthen Cretaprint’s operations in Spain, to further their expertise and innovation within the tile industry and to grow their market presence. “As a pioneer in the digitization of the print industry, EFI is expanding into lucrative new markets. The ceramic tile industry can greatly benefit from our innovative portfolio of technologies,” said Ghilad Dziesietnik, Chief Technology Officer of EFI. We look forward to sharing our success with Cretaprint’s 1,700 plus global customer network and expanding their talented employee base in Castellón.”

Fourth Quarter 2011 Preliminary Results

Separately, EFI provided preliminary results for the fourth quarter of 2011, ended December 31. For the fourth quarter the company expects record revenues of approximately $163 million compared to $145 million in the fourth quarter of 2010 marking EFI’s eighth consecutive quarter of double digit growth. The company noted that the results were driven by record revenue in both the Inkjet and APPS/MIS segments.

MEDIA ALERT:

For more information, members of the press are invited to join a press briefing webinar scheduled for Wednesday, 11 of January at 2:00PM Central European Time. To join the meeting by phone:

Int’l Toll:	1-719-325-2630
US/CAN Toll free:	1-855-747-8824

Passcode:     580 894 5488

To also view the WebEx:

1. Go to https://efi.webex.com/efi/j.php?J=624305343&PW=NYmMyOTYyNTQ4

2. If requested, enter your name and email address.

3. If a password is required, enter the meeting password: EFI

4. Click “Join”.

5. Follow the instructions that appear on your screen.

About EFI

EFI (www.efi.com) is a world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery digital color print servers; VUTEk superwide digital inkjet printers, UV and solvent inks; Rastek UV wide-format inkjet printers; Jetrion industrial inkjet printing systems; print production workflow and business process automation software; and corporate printing solutions.

The Electronics For Imaging, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7332

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that could be deemed forward-looking statements include, but are not necessarily limited to, statements regarding EFI’s plans to enhance Cretaprint’s end product, expand Cretaprint’s reach, strengthen Cretaprint’s operations and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, unforeseen expenses; the difficulty of aligning expense levels with revenue; management’s ability to forecast revenues, expenses and earnings; any world-wide financial and economic difficulties and downturns; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; volatility in foreign exchange rates; the unpredictability of development schedules and commercialization of our OEM partners’ products and declines or delays in demand for our related products; changes in the mix of products sold; the uncertainty of market acceptance of new product introductions; intense competition in each of our businesses, including competition from products developed by EFI’s customers; challenge of managing asset levels, including inventory and variations in inventory levels; the uncertainty of continued success in technological advances; the challenges of obtaining timely, efficient and quality product manufacturing and components supplying; litigation involving intellectual property rights or other related matters; our ability to successfully integrate acquired businesses; and any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the sections entitled “Risk Factors,” “Factors That Could Adversely Affect Performance,” and other similar sections in our SEC filings and reports, including, but not limited to, EFI’s annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

NOTE TO EDITORS: The EFI logo, Fiery, VUTEk, and Jetrion are registered trademarks of Electronics For Imaging, Inc. in the U.S. and/or certain other countries. EFI, Monarch, Pace, Printsmith, Radius, and Rastek are trademarks of Electronics For Imaging, Inc. in the U.S. and/or certain other countries. CRETAPRINT is a registered trademark of Cretaprint, S.L., in Spain and/or certain other countries. All other terms and product names may be trademarks or registered trademarks of their respective owners, and are hereby acknowledged.

*	Reference Source: Sign and Digital Graphics Magazine (September 2011)